   As filed with the Securities and Exchange Commission on December 19, 1997

                                                       Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              ------------------

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              ------------------

                            STERLING SOFTWARE, INC.
            (Exact name of registrant as specified in its charter)

                        300 CRESCENT COURT, SUITE 1200
                             DALLAS, TEXAS  75201
                                (214) 981-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

               DELAWARE                                 75-2623341
       (State of incorporation)                      (I.R.S. Employer
                                                  Identification Number)

             STERLING SOFTWARE, INC. EMPLOYEE STOCK PURCHASE PLAN
                           (Full title of the plan)

                          DON J. MCDERMETT, JR., ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            STERLING SOFTWARE, INC.
                        300 CRESCENT COURT, SUITE 1200
                             DALLAS, TEXAS  75201
                                (214) 981-1000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                WITH A COPY TO:

                            JAMES E. O'BANNON, ESQ.
                          JONES, DAY, REAVIS & POGUE
                           2300 TRAMMELL CROW CENTER
                               2001 ROSS AVENUE
                             DALLAS, TEXAS  75201
                                (214) 220-3939
                              ------------------

                      CALCULATION  OF  REGISTRATION  FEE

======================================================================================================================

                                                                                Proposed     Proposed
                                                                                Maximum      Maximum
Title of                                                           Amount       Offering    Aggregate      Amount of
Securities to                                                      to be       Price per     Offering    Registration
be Registered                                                  Registered (1)    Share        Price         Fee (2)
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per share .  .  .  .  .  .  .     1,750,000       $ 39.28125  $ 68,742,188  $ 20,279
======================================================================================================================

  (1) Represents shares issuable under the Sterling Software, Inc. Employee Stock Purchase Plan (the "Plan"). Pursuant to Rule 416, there are registered hereunder such indeterminate number of additional shares as may become issuable under the Plan as a result of the antidilution provisions contained therein.

  (2) Computed in accordance with Rule 457(h).

================================================================================

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                               EXPLANATORY NOTE

     The information called for by Part I of this Registration Statement on Form S-8 (the "Registration Statement") is included in the description of the Sterling Software, Inc. Employee Stock Purchase Plan (the "Plan") to be delivered to persons eligible to participate in the Plan. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement. However, included herein is a Prospectus to be used in connection with certain reoffers and resales of shares of common stock, par value $0.10 per share, of Sterling Software, Inc. acquired pursuant to the Plan. Such Prospectus has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-8.

REOFFER PROSPECTUS

                               1,750,000 SHARES

                            STERLING SOFTWARE, INC.

                                 COMMON STOCK



     This Prospectus relates to the offer and sale by certain stockholders ("Selling Stockholders") of Sterling Software, Inc. (the "Company") of up to 1,750,000 shares (the "Shares") of Common Stock, par value $0.10 per share, of the Company (the "Common Stock"), issued to the Selling Stockholders pursuant to the Sterling Software, Inc. Employee Stock Purchase Plan (the "Plan").

     Sales by the Selling Stockholders may be made on one or more exchanges, including the New York Stock Exchange (the "NYSE"), or in the over-the-counter market or in negotiated transactions, in each case at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. Upon any sale of the Shares offered hereby, the Selling Stockholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution".

     The Common Stock is listed for trading on the NYSE under the symbol "SSW". On December 17, 1997, the closing price of the Common Stock on the NYSE was $40 5/8. The Company will pay all expenses in connection with the offering contemplated by this Prospectus, other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders.



                               ----------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------



               The date of this Prospectus is December 19, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. Documents filed by the Company may also be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is listed.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act relating to the Shares issuable pursuant to the Plan. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the Company's Annual Report on Form 10-K for the year ended September 30, 1997.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Sterling Software, Inc., 300 Crescent Court, Suite 1200, Dallas, Texas 75201, Attention: Don J. McDermett, Jr., Senior Vice President and General Counsel (telephone: (214) 981-1000).

                                  THE COMPANY

     The Company is a recognized worldwide supplier of software products and services within the enterprise systems management and applications management software markets and also provides specialized information technology services to certain sectors of the federal government. The Company's principal executive offices are located at 300 Crescent Court, Suite 1200, Dallas, Texas 75201, and the Company's telephone number at such address is (214) 981-1000.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.


                             SELLING STOCKHOLDERS

     This Prospectus relates to the offer and sale by the Selling Stockholders of up to 1,750,000 Shares issued under the Plan to the Selling Stockholders. This Prospectus also relates to such indeterminate number of additional shares of Common Stock that may be acquired by the Selling Stockholders as a result of the antidilution provisions of the Plan. Information regarding the identity of the Selling Stockholders and certain other information relating to the Selling Stockholders will be provided by supplement to this Prospectus.


                              PLAN OF DISTRIBUTION

     The Shares may be sold or otherwise disposed of from time to time by any of the Selling Stockholders in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or from the purchasers of the Shares for whom they may act as agent, (iv) the writing of options on the Shares, (v) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (vi) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vii) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and (viii) an exchange distribution in accordance with the rules of such exchange, including the NYSE, or in transactions in the over-the-counter market. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholders or such successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any of the Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company will pay all of the expenses in connection with the offering contemplated by this Prospectus, other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas. Michael C. French, a consultant to Jones, Day, Reavis & Pogue, is a director and an employee of the Company.


                                    EXPERTS

     The consolidated financial statements and financial statement schedule appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                          FORWARD-LOOKING INFORMATION

     This Prospectus (including the documents incorporated herein by reference) contains or may contain certain forward-looking statements and information that are based on beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the Company's operations and results of operations, competitive factors and pricing pressures, shifts in market demand, the performance and needs of the industries served by the Company, the costs of product development and other risks and uncertainties including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying estimates or assumptions prove incorrect, actual results or outcomes may vary significantly from those anticipated, believed, estimated, expected, intended or planned.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                   ----------------------------------------



                      TABLE OF CONTENTS
                      -----------------

                                                        Page
                                                        ----

Available Information.................................... 2

Incorporation of Certain
 Documents by Reference.................................. 2

The Company.............................................. 3

Use of Proceeds.......................................... 3

Selling Stockholders..................................... 3

Plan of Distribution..................................... 3

Legal Matters............................................ 4

Experts.................................................. 4

Forward-Looking Information.............................. 4


                               1,750,000 SHARES



                            STERLING SOFTWARE, INC.



                                 COMMON STOCK



                                --------------
                                  PROSPECTUS
                                --------------



                               DECEMBER 19, 1997

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          The Company hereby incorporates by reference into this Registration Statement the Company's Annual Report on Form 10-K for the year ended September 30, 1997.

          All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

          Not applicable (securities to be offered are registered under Section 12 of the Exchange Act).

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Certain legal matters in connection with the validity of the Common Stock, par value $0.10 per share, of the Company registered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas. Michael C. French, a consultant to Jones, Day, Reavis & Pogue, is a director and an employee of the Company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company's Certificate of Incorporation provides that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Company's Certificate of Incorporation and Bylaws provide for the indemnification of the directors, officers, employees and agents of the Company and its subsidiaries to the fullest extent that may be permitted by Delaware law from time to time, and the Bylaws provide for various procedures relating thereto. Certain provisions of the Company's Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Company's Certificate of Incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Company's Certificate of Incorporation also does not absolve directors of liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

          Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

       As authorized by the Company's Certificate of Incorporation, the Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses, and
(iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS

      5.1   Opinion of Jones, Day, Reavis & Pogue.

     10.1   Sterling Software, Inc. Employee Stock Purchase Plan.

     23.1   Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

     23.2   Consent of Ernst & Young LLP.

     24.1   Powers of Attorney.

ITEM 9. UNDERTAKINGS

        A.  The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not
          --------  -------
          apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

          Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
                                   ---------

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona
                                                                           ----
fide offering thereof.
----

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 18, 1997.

                                      STERLING SOFTWARE, INC.


                                      By:        /s/ DON J. MCDERMETT, JR.
                                         ---------------------------------------
                                                   Don J. McDermett, Jr.
                                       Senior Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 18, 1997.

       Signatures                                   Title
       ----------                                   -----

  Sterling L. Williams*         Chief Executive Officer and President; Director
------------------------                (Principal Executive Officer)
  Sterling L. Williams

     R. Logan Wray*            Senior Vice President and Chief Financial Officer
------------------------          (Principal Financial and Accounting Officer)
     R. Logan Wray

       Sam Wyly*                        Chairman of the Board; Director
------------------------
       Sam Wyly

  Charles J. Wyly, Jr.*              Vice Chairman of the Board; Director
------------------------
  Charles J. Wyly, Jr.

      Evan A. Wyly*                                Director
------------------------
      Evan A. Wyly

    Phillip A. Moore*                              Director
------------------------
    Phillip A. Moore

   Michael C. French*                              Director
------------------------
   Michael C. French

    Donald R. Miller*                              Director
------------------------
    Donald R. Miller

   Robert J. Donachie*                             Director
------------------------
   Robert J. Donachie

    Alan W. Steelman*                              Director
------------------------
    Alan W. Steelman


*The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and filed herewith.



                                                  /s/ DON J. McDERMETT, JR.
                                             -----------------------------------
                                                    Don J. McDermett, Jr.
                                                      Attorney-in-Fact

                               INDEX TO EXHIBITS


Exhibit No.                          Description
-----------                          -----------


   5.1         Opinion of Jones, Day, Reavis & Pogue.

  10.1         Sterling Software, Inc. Employee Stock Purchase Plan.

  23.1         Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

  23.2         Consent of Ernst & Young LLP.

  24.1         Powers of Attorney.